Exhibit 10.16

Wabtec CORPORATION

July 9, 2024

Nicole Theophilus
[redacted]

Letter of offer of employment

Dear Nicole,

On behalf of Wabtec Corporation (the "Company") we are delighted to welcome you back to Wabtec. We are pleased to formally extend to you the following offer of employment.

Title and Job Scope: Your title will be Chief Administrative Officer reporting directly to me. In this role, you will be responsible for leading the Human Resources, Communications, Security and Labor Relations Functions as well as having responsibility for the Foundation and Labor & Employment lawyers at Wabtec. This position is based at our Corporate Headquarters in Pittsburgh, PA.

Base Salary: Your annual base salary will be $545,000 payable on a bi-weekly basis.

Executive Bonus Plan: You will be eligible to participate in the 2024 Wabtec Executive Incentive Plan with a target incentive of 100% of your base salary, prorated based on the total amount of time you have been employed by Wabtec during 2024. The bonus is a function of the Company's overall financial performance, your personal performance and Board approval.

Re-hire Date: Your re-hire date will be July 1, 2024.

Equity Awards Associated with Your Hire: Equity awards are an important part of your total compensation. We will recommend to the Compensation Committee, at the next Board of Directors meeting, that you be granted the following awards:

Long-term Incentive Plan/PSU's

- 14,204 PSU's that may be earned based on achievement of the financial targets established in the 2024 – 2026 Wabtec Long-term Incentive (Performance Share) Plan. This grant will be issued as of the date of this letter.

RSA's/RSU's

- 2,193 RSA's/RSU's will be issued as of the date of this letter (2024) with a 3-year cliff vest.
- 2,192 RSA's/RSU's will be issued one year from your re-hire date (2025) with a 2-year cliff vest.
- 2,192 RSA's/RSU's will be issued two years from your re-hire date (2026) with a 1-year cliff vest.

Equity Compensation: The Compensation Committee and the Board of Directors evaluates the participation in the long-term incentive plans on an annual basis. For 2025 onward, you will be eligible for annual equity grants based on your personal performance and a market assessment of your role. Traditionally those grants have been 60% performance shares and 40% restricted stock.

Restricted Stock: Beginning in early 2025, as a key member of our management team you will be eligible for periodic grants of restricted stock awards under the Plan, as mentioned above. The timing and amount of these grants will vary. These awards would vest ratably over three years and are typically granted in February/March of each year and are subject to Board approval.

Long Term Incentive (Three-Year Plan): Your annual participation in the three-year long-term incentive plan will also begin in 2025. This plan is designed to reward executives for meeting or exceeding long-term growth goals, currently Return on Invested Capital (ROIC), Cumulative Cash Conversion (CCC) and Relative Total Shareholder Return (RTSR). The plan is structured as a rolling three-year plan, meaning that each year would form a new performance cycle, i.e. (2024-2026), (2025-2027), etc. Each executive selected to participate in this plan receives a target grant of performance units at the beginning of each three-year performance cycle. The actual number of units earned at the end of the period will depend on Wabtec's ability to achieve threshold, target and maximum performance goals. If the Company achieves the minimum or threshold goals over the three-year period, you will receive one quarter of your target performance units. On the other hand, if the company achieves the maximum of the established goals over the three-year performance period, you will receive two times your target shares. Since this is a rolling plan, this is reset each year and a new three-year plan is established. As you can see, the potential for rapid stock accumulation certainly exists as Wabtec performs under this plan. Equity grants are subject to the Compensation Committee and the Board of Directors approval.

Benefits: You will be provided benefits at the same level as other Executives of the company.

Non-Competition & Confidentiality: You agree to sign and abide by the Non-Competition & Confidentiality Agreement.

If you have any questions or concerns, please direct them to [redacted]

If you agree to all the terms set out in this offer, please sign and date in the space below and return to me at your earliest convenience.

Nicole, we are confident that you are going to do well at Wabtec and are looking forward to your contribution.

Yours truly,

Rafael Santana
President & CEO

AGREED:

Nicole Theophilus

7/9/2024
Date